Exhibit 99.1

Company Contact:
RELM Wireless Corporation
Timothy Vitou, President
(321) 984-1414

RELM Wireless Augments Senior Management Team

WEST MELBOURNE, FL, August 9, 2017 – RELM Wireless Corporation (NYSE American: RWC) today announced several changes to its senior management team effective immediately. James Gilley, formerly the Company’s Chief Technology Officer (CTO), has been appointed to the newly created position of Chief Scientist. James Holthaus has been promoted to CTO, succeeding Mr. Gilley. Additionally, Randy Willis has joined the Company as Vice President of Operations.

RELM President Tim Vitou commented, “Combined with changes that were implemented earlier this year, our new leadership team is in place. We believe the members of the board and management, collectively, bring to RELM the experience, talent and vision necessary to achieve our aggressive goals for the future.”

Mr. Gilley joined RELM in 2008 as CTO. Previously, he served as Chief Scientist of Transcrypt International, Inc., a provider of secure wireless technologies primarily for homeland security. Mr. Gilley holds a Master of Science degree in Electrical Engineering from the University of Nebraska. In his new role, Mr. Gilley will be instrumental in shaping the Company’s product and technology strategies moving forward.

Jim Holthaus joined RELM in 2007 and most recently served as the Vice President-Project 25 Solutions, responsible for product definition and market analysis with a focus on development of RELM’s P25 mobile and portable radio products. Since 1993, Mr. Holthaus has been active in the development of land mobile radio products and the P25 Digital Radio Standards. He holds an M.S. Degree in Electrical Engineering from Southern Methodist University. In his new role, Mr. Holthaus will direct all the Company’s engineering and development initiatives.

Randy Willis joined RELM this month as our Vice President of Operations. Mr. Willis will be in charge of all aspects of manufacturing and quality, with a broadly defined mission for improvement, efficiency and cost-effectiveness.  He has extensive background and experience in these disciplines, having achieved certifications as a Lean Master and Six Sigma Black Belt.  His professional experience includes leadership positions in manufacturing, operations, quality, supply chain, industrial engineering and program management. Randy holds both BS and MS degrees from East Carolina University in Industrial Technology.

Mr. Vitou concluded, “Throughout this year multiple initiatives have been launched to transform and prepare the Company for growth. I believe these appointments strengthen the product manufacturing and technology capabilities that are essential for us to succeed moving forward.”

About RELM Wireless

As an American manufacturer for 70 years, RELM Wireless is deeply rooted in the public safety communications industry, manufacturing high-specification communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies. Advances include a broad new line of leading digital two-way radios compliant with APCO Project 25 specifications. RELM’s products are manufactured and distributed worldwide under BK Radio brand name. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.bktechnologies.com or directly at 1-800-821-2900. The Company’s common stock trades on the NYSE American market under the symbol “RWC”.

Forward-Looking Statements

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: changes or advances in technology; the success of our LMR product line; competition in the land mobile radio industry; general economic and business conditions, including federal, state and local government budget deficits and spending limitations; the availability, terms and deployment of capital; reliance on contract manufacturers and suppliers; heavy reliance on sales to agencies of the U.S. government; our ability to utilize deferred tax assets; retention of executive officers and key personnel; our ability to manage our growth; our ability to identify potential candidates for, and consummate, acquisition or investment transactions, and risks incumbent to being a minority stockholder in a corporation; impact of our investment strategy; government regulation; our business with manufacturers located in other countries; our inventory and debt levels; protection of our intellectual property rights; fluctuation in our operating results; acts of war or terrorism, natural disasters and other catastrophic events; any infringement claims; data security breaches and other factors impacting our technology systems; availability of adequate insurance coverage; maintenance of our NYSE American listing; and the effect on our stock price and ability to raise equity capital of future sales of shares of our common stock. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.